Exhibit 21

                               ARCTIC CAT INC.

                        Subsidiaries of the Company

                            Arctic Cat Sales Inc.
                          organized under the laws
                          of the State of Minnesota
                     100% of common stock owned by parent


                              Arctco FSC, Inc.
                       (a foreign sales corporation)
                      Organized under the laws of the
                        United States Virgin Islands
                    100% of common stock owned by parent